Exhibit 10.0

Gary C. Dunton President and Chief Executive Officer

Capital Strength. Triple-A Performance.	MBIA Inc. 113 King Street, Armonk, NY 10504 Tel 914-765-3883 Fax 914-765-3200 gary.dunton@mbia.com www.mbia.com

May 17, 2006	Revised May 19, 2006

Mr. C. Edward Chaplin

17 Ridge Road

Summit, NJ 07901

Dear Chuck:

We are excited by the prospect of you joining the MBIA team in the key leadership position we have discussed. We are unanimous in our belief that you possess the professional skills, experience and interpersonal characteristics required to help MBIA achieve its goals. As such, we are pleased to extend to you an offer of employment under the terms and conditions outlined below:

I.	Title, Department and Reporting Relationship - As Vice Chair, Chief Financial Officer and a member of the EPC, you will report directly to Gary Dunton.

II.	Compensation - We have tailored a compensation program to reflect both your responsibilities as a CFO and our expectation of your future contributions to MBIA. Your compensation package will include a base salary, performance bonus, long-term incentive award and a cash sign-on, a restricted stock sign-on award and a stock option sign-on award. All payments under this letter are subject to applicable tax withholding obligations.

a)	Base Salary - As a full-time employee you will earn $20,833.33 semi-monthly, which is an annualized base salary of $500,000. Future adjustments to your base salary will be a function of personal performance in your position, MBIA’s financial and operational performance and other related factors.

b)	Performance Bonus Awards - Bonus awards are made at MBIA’s discretion and will be based foremost upon the Company’s financial performance and upon individual performance factors. This payment will be made in the first quarter of calendar year 2007 when bonuses are paid to employees at MBIA. Any future bonus awards are subject to individual and company performance and will be awarded relative to other executives with similar individual performance and can vary from year to year. You must be an active employee at the time bonuses are paid to receive the payment.

c)	Long-term Incentive (LTI) - MBIA’s current LTI program consists of a grant of performance-based restricted shares that are subject to time vesting and growth in modified book value (‘MBV restricted stock’). Your MBV restricted stock award will vest three years after the grant date. The number of shares that vest will depend on growth in MBIA’s modified book value (MBV) over a three-year performance period. All awards are set relative to peers and are naturally affected by the company’s performance in any given year. MBIA’s LTI program is reviewed periodically and is subject to change. You are also eligible to participate in prior LTI awards as described below.

Prior LTI Awards

As a new hire, you will be integrated into previously granted and outstanding MBV cash and MBV restricted stock awards on a pro rata basis. This will allow you to receive vested MBV awards from prior grants beginning in 2007. You must be an active MBIA employee at the time of MBV award vesting in order to receive it. With respect to your 2007 payout, the target cash award is $225,000. The 2008 and 2009 payouts will be in the form of MBV restricted stock and the target shares payable are projected to be 5,000 and 7,500 shares respectively.

Your full formula annual LTI opportunity for your position ranges from 100% to 140% of annual run rate cash compensation, which consists of annual base salary and year-end cash performance bonus (excludes special one-time cash awards). Actual LTI awarded in any given year will be adjusted from formula based on company performance and individual performance for that given year. All compensation is subject to CEO and compensation committee discretion. The company also reserves the right to change its compensation program in the future. Awards under the program are approved annually by the Compensation and Organization Committee of the MBIA Inc. Board of Directors and are granted during the year-end process.

Additionally as an EPC member, you will be provided with guidance which will help you manage your long term incentive in a manner that will create a stock ownership position in MBIA. EPC members are given the goal of achieving a minimum holding position of owning MBIA stock. In your case the minimum holding target is 3 times your base salary. Kevin Silva and I would be happy to review the Company’s ownership guidelines with you.

d)	Cash Sign-On – You will be awarded a cash sign-on of $500,000 (less withholdings and deductions) which will be payable on the payroll following your date of hire. Should your employment with MBIA Insurance Corporation terminate as the result of voluntary resignation or termination for cause within one year from your start date, you will be required to repay the net amount of the sign-on bonus. Please see attached definition of “Cause.”

e)	Restricted Stock Sign-On Award – You will receive a sign-on restricted stock award on date of hire with a value of $1,800,000 at the time of the grant. The actual number of shares you will be awarded will be determined by the share price on the close of business on your hire date, the effective date of the grant. This restricted stock grant will vest 50% on the second anniversary and the remaining 50% on the fourth anniversary of the grant date in accordance with the terms of your agreement.

f)	Sign-On Stock Option Award – You will receive a special one time sign-on grant of 37,500 stock options which will have an estimated present value of $700,000 with the stock price at $60. This option grant will have a five-year cliff vesting period (the options shall become 100% vested on the fifth anniversary) and will expire ten years from the date of grant.

g)	Contingent Buyout of Prudential Vested Options - You agree to exercise any vested Prudential stock options that you hold as of the date of this letter (“Prudential Options”) as soon as practicable after your acceptance of this letter. To the extent that Prudential prevents you from exercising any Prudential Options, you agree to use reasonable efforts to pursue your rights to exercise such Prudential Options. Reasonable efforts shall not require you to commence litigation against Prudential. To the extent that, after using such reasonable efforts, you are not able to exercise all of your Prudential Options or you are not otherwise compensated by Prudential for the loss of any unrealized gains (the difference between strike price and fair market value) on your Prudential determined, MBIA will issue to you 3 year cliff vesting restricted stock with a value, as of the grant date, equal to the unrealized gains (determined using the closing price of Prudential stock as of date of your termination of employment) on the number of Prudential Options that you are not able to exercise less any other compensation that you receive from Prudential in respect of such Prudential Options. The aggregate value of any restricted stock issued in respect of any Prudential Options shall not to exceed $1.5 million.

h)	Severance - If within the first 18 months of your employment, MBIA terminates your employment for any reason other than “cause”, or “constructive termination without cause” MBIA will compensate you with a severance payment valued at $500,000 at the time of separation provided that, at that time, you sign an agreement and general release in a form that is acceptable to MBIA. The severance payment could be in the form of cash, vesting of restricted stock, options, or a combination of these and will be determined at the time of separation. In addition to the aforementioned severance payment, your restricted stock and stock options awarded at the time of hire will immediately vest on the date of your termination and the options from such award must be exercised within one year from the date of termination. Any options unexercised after one year from the termination date will be forfeited. Severance payments are subject to applicable law.

i)	Relocation – As previously discussed, MBIA will provide relocation services and assistance through GMAC Relocation Services in accordance with the enclosed program summary, providing that you initiate your relocation within 12 months of employment. Should your employment with MBIA Insurance Corporation terminate as the result of voluntary resignation or termination for cause within one year from your start date, you will be required to repay the cost of relocation services which MBIA has expended on your behalf. Please see attached definition of “Cause”. In addition, the Company will reimburse housing and related lodging expenses up to $2,500 per month for one year following the start date. Upon the one year anniversary of your hire date, the company will review the reimbursement arrangement for housing/lodging expenses and determine whether it will continue for another year based on the situation at that time and your relocation needs.

IV.	Benefits - You will receive the benefits as outlined on the attached summary. In addition, the Company will support Executive Leadership Council membership.

a)	To the extent that additional and unique retirement guidelines are developed and adopted in order to govern the members of the EPC, you shall be governed by those guidelines. Such a program is presently scheduled for review and adoption by the compensation committee of the board June 27, 2006.

b)	With respect to your 2006 company pension contribution (to be made in early 2007), you will receive a pension contribution that will be based on your full 2006 salary and your 2006 cash performance bonus (which is paid in early 2007). The incremental pension contribution will be credited to the company’s non-qualified retirements plan.

c)	You will receive five annual credits to the MBIA Inc. Deferred Compensation and Excess Benefit (non-qualified retirement) Plan in the amount of $140,000 per year. The retirement credits will be made in years 2007, 2008, 2009, 2010 and 2011 and will be made at the same time as the annual pension contribution each year.

V.	Change in Control - To the extent that a change of control (also known as KEEPA) program exists for members of the senior team (i.e. the EPC), you shall be covered by that same program. Such a program is presently scheduled for revision and review and adoption by the compensation committee of the board June 27, 2006.

VI.	Mission and Values – Provided for your review is MBIA’s Mission and Values statement which captures our core ideology and guides our behavior. Please familiarize yourself with MBIA’s Mission and Values as they should serve as a guide in accomplishing the goals of your job going forward.

VII.	Indemnifications - As an officer of MBIA and its subsidiaries you shall be entitled to the indemnification provided to other officers of MBIA in accordance with MBIA’s and its subsidiaries’ respective charters and by laws and with applicable law.

VIII.	Board Service - You will be required to step down from your current role on the MBIA Board upon acceptance of this position. Upon resignation from the Board, the Compensation Committee will be asked to approve the waiver of any restrictions on restricted shares awarded for previous MBIA board service. You will have the opportunity to join another company’s board with the concurrence of MBIA’s CEO.

IX.	Terms of Employment - Either you or MBIA may terminate your employment at any time, with or without cause.

X.	Pre-Employment Screening - This offer of employment is contingent upon the successful completion of the Company’s total pre-employment screening process which includes previous employment and education verification, the procurement of a consumer report, satisfactory reference checks as well as negative results of a drug screening.

XI.	Starting Date – To be determined.

Again, we are delighted at the prospect of you joining MBIA. Please confirm your acceptance by signing and returning one copy of this letter to Kevin Silva.

Sincerely,

/s/ Gary Dunton	/s/ Kevin Silva
Gary Dunton	Kevin Silva
President & Chief Executive Officer	Chief Administrative Officer

Accepted:	/s/ C. Edward Chaplin	Date:	May 24, 2006
C. Edward Chaplin

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